Exhibit 99.3

Contacts:
West Michael A. Anderson Vice President and Treasurer (610) 594-3345	Investors and Financial Media: Westwicke Partners John Woolford / Paul Chun (443) 213-0506

West Appoints Director and Announces Second Quarter 2014 Dividend

Exton, Pa., February 20, 2014 -- West Pharmaceutical Services, Inc. (NYSE: WST) today announced that its Board of Directors increased the size of the Board to eleven and appointed Myla Lai-Goldman, M.D., for a term that will expire at the 2014 Annual Meeting of Shareholders, when she will stand for election.

Dr. Lai-Goldman, 56, is Chief Executive Officer and President of GeneCentric Diagnostics, Inc., a Durham, NC based molecular diagnostics company of which she is also a founder and director.

“We are pleased to welcome Dr. Lai-Goldman to the West Board,” said Donald E. Morel, Jr., Ph.D., West’s Chairman and Chief Executive Officer in announcing the appointment. “An accomplished physician and seasoned health care executive, she brings a wealth of applicable experience to a strong and engaged Board.”

The Board also approved payment of the second-quarter 2014 cash dividend of $0.10 per share. The dividend will be paid on May 7, 2014 to shareholders of record on April 23, 2014.

About West

West works side-by-side with its healthcare partners from concept to the patient, designing and manufacturing packaging, diagnostic and delivery systems that promote the efficiency, reliability and safety of their products. Every day, West is leading the way with cutting-edge technologies and quality systems, a thorough understanding of global regulatory compliance, and an unmatched and growing knowledge base of relevant pharmaceutical product testing, development and packaging. Based in Exton, Pa., West supports its customers from sales, manufacturing, customer support and research and development locations in North and South America, Europe, Asia and Australia. Established in 1923, West’s 2013 sales were $1.4 billion.